PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-209682 and 333-209682-01 Dated September 28, 2016
JPMorgan Chase Financial Company LLC Trigger Callable Contingent Yield Notes (daily coupon observation)
$5,250,000 Linked to the iShares® MSCI EAFE ETF due August 6, 2018
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description
Trigger Callable Contingent Yield Notes are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. (each, a “Note” and collectively, the “Notes”) linked to the performance of a specific underlying (the “Underlying”).  If the closing price of one share of the Underlying is equal to or greater than the Coupon Barrier on each day during an Observation Period, JPMorgan Financial will make a Contingent Coupon payment with respect to that Observation Period.  If the closing price of one share of the Underlying is less than the Coupon Barrier on any day during an Observation Period, no Contingent Coupon payment will be made.  JPMorgan Financial may, at its election, call the Notes early on any Observation End Date (other than the Final Valuation Date) regardless of the closing price of one share of the Underlying on that Observation End Date.  If JPMorgan Financial elects to call the Notes prior to maturity, JPMorgan Financial will pay the principal amount plus any Contingent Coupon for the Observation Period ending on the applicable Observation End Date and no further amounts will be owed to you.  If JPMorgan Financial does not elect to call the Notes prior to maturity and the Final Value is equal to or greater than the Downside Threshold (which is the same price as the Coupon Barrier), JPMorgan Financial will make a cash payment at maturity equal to the principal amount of your Notes, in addition to any Contingent Coupon with respect to the final Observation Period.  If JPMorgan Financial does not elect to call the Notes prior to maturity and the Final Value is less than the Downside Threshold, JPMorgan Financial will pay you less than the full principal amount, if anything, at maturity, resulting in a loss of your principal amount that is proportionate to the decline in the Underlying from the Initial Value to the Final Value.  Investing in the Notes involves significant risks.  You may lose some or all of your principal amount at maturity.  The closing price of one share of the Underlying is subject to adjustments in the case of certain events described in the accompanying product supplement under “The Underlyings — Funds — Anti-Dilution Adjustments.” You may receive few or no Contingent Coupons during the term of the Notes. You will be exposed to the market risk of the Underlying on each day of the Observation Periods and on the Final Valuation Date.  Generally, a higher Contingent Coupon Rate is associated with a greater risk of loss.  The contingent repayment of principal applies only if you hold the Notes to maturity.  Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Notes, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Notes.  If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.
Features

❑    Contingent Coupon: If the closing price of one share of the Underlying is equal to or greater than the Coupon Barrier on each day during an Observation Period, JPMorgan Financial will make a Contingent Coupon payment with respect to that Observation Period. JPMorgan Financial will not pay you the Contingent Coupon for any Observation Period in which the closing price of one share of the Underlying on any day during that Observation Period is less than the Coupon Barrier.
❑    Issuer Callable: JPMorgan Financial may, at its election, call the Notes on any Observation End Date (other than the Final Valuation Date), regardless of the closing price of one share of the Underlying on that Observation End Date, and pay you the principal amount plus any Contingent Coupon otherwise due for the Observation Period ending on that Observation End Date.  If the Notes are called, no further payments will be made after the Call Settlement Date.
❑    Downside Exposure with Contingent Repayment of Principal Amount at Maturity: If by maturity the Notes have not been called and the Underlying closes at or above the Downside Threshold on the Final Valuation Date, JPMorgan Financial will pay you the principal amount per Note at maturity, in addition to any Contingent Coupon with respect to the final Observation Period.  If the Underlying closes below the Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the Underlying from the Initial Value to the Final Value.  The contingent repayment of principal applies only if you hold the Notes until maturity.  Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.

Key Dates
Trade Date	September 28, 2016
Original Issue Date (Settlement Date)[1]	October 5, 2016
Observation End Dates[2]	see page 5
Final Valuation Date[2]	July 30, 2018
Maturity Date[2]	August 6, 2018
[1]	See “Supplemental Plan of Distribution” for more details on the expected Settlement Date.
[2]
Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Payment Date” and “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE PS-10 OF THE ACCOMPANYING PRODUCT SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE US-2 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.  THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.
Note Offering
We are offering Trigger Callable Contingent Yield Notes linked to the iShares® MSCI EAFE ETF.  The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.
Underlying	Contingent Coupon Rate	Initial Value	Downside Threshold	Coupon Barrier	CUSIP / ISIN
iShares® MSCI EAFE ETF (Bloomberg Ticker: EFA)	2.00% per Observation Period	$59.41	$44.56, which is 75% of the Initial Value	$44.56, which is 75% of the Initial Value	46646X183 / US46646X1836
See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus and the prospectus supplement, each dated April 15, 2016, product supplement no. UBS-1-I dated April 15, 2016, underlying supplement no. 1-I dated April 15, 2016 and this pricing supplement.  The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement.  Any representation to the contrary is a criminal offense.
	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the iShares® MSCI EAFE ETF	$5,250,000	$10	$52,500	$0.10	$5,197,500	$9.90
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
(2)
UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us of $0.10 per $10 principal amount Note.   See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

The estimated value of the Notes, when the terms of the Notes were set, was $9.807 per $10 principal amount Note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.
The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes
You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these Notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the Notes involve risks not associated with conventional debt securities.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
t	Product supplement no. UBS-1-I dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012642/crt-dp64836_424b2.pdf
t	Underlying supplement no. 1-I dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf
t	Prospectus supplement and prospectus, each dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.  As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Notes
For purposes of the accompanying product supplement, the iShares® MSCI EAFE ETF is a “Fund.”

Investor Suitability
The Notes may be suitable for you if, among other considerations:
t	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
t	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Underlying.
t	You are willing to accept the individual market risk of the Underlying on each day of the Observation Periods and on the Final Valuation Date.
t	You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.
t	You understand and accept that you will not participate in any appreciation of the Underlying and that your potential return is limited to the Contingent Coupons.
t	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations of the Underlying.
t	You are willing to invest in the Notes based on the Contingent Coupon Rate indicated on the cover hereof.
t	You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the Underlying.
t	You are able and willing to invest in Notes that may be called early at JPMorgan Financial’s election or you are otherwise able and willing to hold the Notes to maturity.
t
You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Notes.

t	You understand and accept the risks associated with the Underlying.
t
You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:
t	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
t	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the Underlying.
t	You are unwilling to accept the individual market risk of the Underlying on each day of the Observation Periods and on the Final Valuation Date.
t	You require an investment designed to provide a full return of principal at maturity.
t	You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.
t	You seek an investment that participates in the full appreciation of the Underlying or that has unlimited return potential.
t	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations of the Underlying.
t	You are not willing to invest in the Notes based on the Contingent Coupon Rate indicated on the cover hereof.
t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
t	You seek guaranteed current income from this investment or prefer to receive the dividends paid on the Underlying.
t
You are unable or unwilling to invest in Notes that may be called early at JPMorgan Financial’s election, or you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.

t	You do not understand or accept the risks associated with the Underlying.
t	You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement for risks related to an investment in the Notes.  For more information on the Underlying, please see the sections titled “The Underlying.”

Final Terms
Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Issue Price:	$10 per Note
Underlying:	iShares® MSCI EAFE ETF
Principal Amount:	$10 per Note (subject to a minimum purchase of 100 Notes or $1,000)
Term:	Approximately 22 months, unless called earlier at the election of JPMorgan Financial
Issuer Call Feature:
JPMorgan Financial may elect to call the Notes on any Observation End Date (other than the Final Valuation Date), regardless of the closing price of one share of the Underlying on that Observation End Date.  If the Notes are called, JPMorgan Financial will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount plus any Contingent Coupon otherwise due for the Observation Period ending on the applicable Observation End Date, and no further payments will be made on the Notes.  Before JPMorgan Financial elects to call the Notes on an Observation End Date, JPMorgan Financial will deliver written notice to The Depository Trust Company (“DTC”) on or before that Observation End Date.

Contingent Coupon:
If the closing prices[1] of one share of the Underlying is equal to or greater than the Coupon Barrier on each day during an Observation Period, we will pay you the Contingent Coupon for that Observation Period on the relevant Coupon Payment Date.
If the closing prices[1] of one share of the Underlying is less than the Coupon Barrier on any day during an Observation Period, the Contingent Coupon for that Observation Period will not accrue or be payable, and we will not make any payment to you on the relevant Coupon Payment Date.
Each Contingent Coupon will be a fixed amount based on equal installments at the Contingent Coupon Rate, which is a fixed rate per Observation Period, regardless of the length of the applicable Observation Period.
Contingent Coupon payments on the Notes are not guaranteed.  We will not pay you the Contingent Coupon for any Observation Period in which the closing price of one share of the Underlying on any day during that Observation Period is less than the Coupon Barrier.

Observation Period:
With respect to each Coupon Payment Date, the period from but excluding the second immediately preceding Observation End Date (or, in the case of the first Coupon Payment Date, from but excluding the Pricing Date) to and including the immediately preceding Observation End Date.

Contingent Coupon Rate:	2.00% per Observation Period
Contingent Coupon payments:	$0.20 per $10 principal amount Note
Coupon Payment Dates[1]:	5th business day following the Observation End Date on which the applicable Observation Period ends, except that the Coupon Payment Date for the final Observation Period is the Maturity Date
Call Settlement Dates[1]:	First Coupon Payment Date following the applicable Observation End Date
Payment at Maturity (per $10 Note):
If JPMorgan Financial does not elect to call the Notes and the Final Value is equal to or greater than the Downside Threshold, we will pay you a cash payment at maturity per $10 principal amount Note equal to $10 plus any Contingent Coupon otherwise due on the Maturity Date.
If JPMorgan Financial does not elect to call the Notes and the Final Value is less than the Downside Threshold, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Note resulting in a loss on your principal amount proportionate to the negative Underlying Return, equal to:
$10 × (1 + Underlying Return)

Underlying Return:	Final Value – Initial Value Initial Value
Initial Value:	The closing price of one share of the Underlying on the Trade Date, as specified on the cover of this pricing supplement
Final Value:	The closing price[1] of one share of the Underlying on the Final Valuation Date
Share Adjustment Factor[1]	The Share Adjustment Factor is referenced in determining the closing price of one share of the Underlying. The Share Adjustment Factor is set initially at 1.0 on the Trade Date.
Downside Threshold:	A percentage of the Initial Value of the Underlying, as specified on the cover of this pricing supplement
Coupon Barrier:	A percentage of the Initial Value of the Underlying, as specified on the cover of this pricing supplement
1
The closing price and the Share Adjustment Factor of the Underlying are subject to adjustments in the case of certain events described in the accompanying product supplement under “The Underlyings — Funds — Anti-Dilution Adjustments.”

1	See footnote 2 under “Key Dates” on the front cover

Investment Timeline

Trade Date	The closing price of one share of the Underlying (Initial Value) is observed, and the Downside Threshold, the Coupon Barrier, and the Contingent Coupon Rate are determined.

Observation Date (Callable by JPMorgan Financial at its election on Observation End Date (other than Final Valuation Date)):
If the closing price of one share of the Underlying is equal to or greater than the Coupon Barrier on each day during an Observation Period, JPMorgan Financial will pay you a Contingent Coupon on the related Coupon Payment Date.
JPMorgan Financial may, at its election and upon written notice to DTC, call the Notes on any Observation End Date (other than the Final Valuation Date), regardless of the closing price of one share of the Underlying on that Observation End Date.  If JPMorgan Financial elects to call the Notes, JPMorgan Financial will pay you a cash payment per Note equal to the principal amount plus any Contingent Coupon otherwise due for the applicable Observation Period, and no further payments will be made on the Notes.

Maturity Date
The Final Value of the Underlying is determined as of the Final Valuation Date.
If JPMorgan Financial does not elect to call the Notes and the Final Value is equal to or greater than the Downside Threshold, at maturity JPMorgan Financial will repay the principal amount equal to $10.00 per Note plus any Contingent Coupon otherwise due on the Maturity Date.
If JPMorgan Financial does not elect to call the Notes and the Final Value is less than the Downside Threshold, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount proportionate to the negative Underlying Return, equal to a return of:
$10 × (1 + Underlying Return) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT AT MATURITY.  YOU MAY RECEIVE FEW OR NO CONTINGENT COUPONS DURING THE TERM OF THE NOTES. YOU WILL BE EXPOSED TO THE MARKET RISK OF THE UNDERLYING ON EACH DAY OF THE OBSERVATION PERIODS AND ON THE FINAL VALUATION DATE.  ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO.  IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Observation Periods, Observation End Dates and Coupon Payment Dates
Observation Periods Ending on the Following Observation End Dates	Coupon Payment Dates / Call Settlement Dates (if called)
December 28, 2016	January 5, 2017
March 28, 2017	April 4, 2017
June 28, 2017	July 6, 2017
September 28, 2017	October 5, 2017
December 28, 2017	January 5, 2018
March 28, 2018	April 5, 2018
July 30, 2018* (the Final Valuation Date)	August 6, 2018* (the Maturity Date)

*The Notes are not callable at JPMorgan Financial’s election on the Final Valuation Date.  Thus, the Maturity Date is not a Call Settlement Date.
Each of the Observation End Dates, and therefore the Coupon Payment Dates, is subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement.

What Are the Tax Consequences of the Notes?
You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I.  In determining our reporting responsibilities we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement.  Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt.
Sale, Exchange or Redemption of a Note.  Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including upon early redemption or redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above).  This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price.  The deductibility of capital losses is subject to limitations.  If you sell your Notes between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon.  Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation End Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income.  You should consult your tax adviser regarding this issue.
As described above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.
Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Coupons is uncertain, and although we believe it is reasonable to take a position that Contingent Coupons are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your Notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).  If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes in light of your particular circumstances.
Non-U.S. holders should also note that recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the Notes.
FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the Notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the Notes are recharacterized, in whole or in part, as debt instruments, or Contingent Coupons if they are otherwise treated as FDAP Income). Under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) of a taxable disposition, including an early redemption or redemption at maturity, of the Notes. You should consult your tax adviser regarding the potential application of FATCA to the Notes.
In the event of any withholding on the Notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Key Risks
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.
Risks Relating to the Notes Generally
t
Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that JPMorgan Financial will not necessarily repay the full principal amount of the Notes.  If JPMorgan Financial does not elect to call the Notes and the closing price of one share of the Underlying has declined below the Downside Threshold on the Final Valuation Date, you will be fully exposed to any depreciation of the Underlying from the Initial Value to the Final Value.  In this case, JPMorgan Financial will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Underlying Return.  Under these circumstances, you will lose 1% of your principal for every 1% that the Final Value is less than the Initial Value and could lose your entire principal amount.  As a result, your investment in the Notes may not perform as well as an investment in a security that does not have the potential for full downside exposure to the Underlying.

t
Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co.  The Notes will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations.  The Notes and related guarantees are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due.  As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

t
As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities.  Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements.  As a result, we are dependent upon payments from our affiliates to meet our obligations under the Notes.  If these affiliates do not make payments to us and we fail to make payments on the Notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

t
You Are Not Guaranteed Any Contingent Coupons — We will not necessarily make periodic coupon payments on the Notes.  If the closing price of one share of the Underlying is less than the Coupon Barrier on any day during an Observation Period, we will not pay you the Contingent Coupon for that Observation Period and the Contingent Coupon that would otherwise be payable will not be accrued and will be lost. If the closing price of one share of the Underlying is less than the Coupon Barrier on any day during each Observation Period, we will not pay you any Contingent Coupon during the term of, and you will not receive a positive return on, your Notes.  Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

t
Each Contingent Coupon Is Based on the Closing Price of One Share of the Underlying on Each Day During the Applicable Observation Period — Whether a Contingent Coupon will be payable with respect to an Observation Period will be based solely on the closing price of one share of the Underlying on each day during that Observation Period.  If the closing price of one share of the Underlying on any day during an Observation Period is less than the Coupon Barrier, you will not receive any Contingent Coupon with respect to that Observation Period. As a result, a Contingent Coupon for an Observation Period may be lost after the first day of such period, but you will not know whether you will receive a Contingent Coupon for an Observation Period until the end of the related period.

t
The Amount of Each Contingent Coupon, If Payable, Is Not Calculated Based on a Per Annum Rate — If payable, the Contingent Coupon with respect to any Observation Period will be equal to a fixed amount that will be the same for each Observation Period, even though the final Observation Period is longer than each of the preceding Observation Periods.  In particular, the final Observation Period is approximately four months and each of the preceding Observation Period is approximately 3 months, but the Contingent Coupon, if any, with respect to the final Observation Period will be no greater than any other Contingent Coupon.

t
Return on the Notes Limited to the Sum of Any Contingent Coupons and You Will Not Participate in Any Appreciation of the Underlying — The return potential of the Notes is limited to the specified Contingent Coupon Rate, regardless of the appreciation of the Underlying, which may be significant.  In addition, the total return on the Notes will vary based on the number of Observation Periods during which the requirements for a Contingent Coupon have been met prior to maturity or JPMorgan Financial electing to call the Notes.  Further, if JPMorgan Financial elects to call the Notes, you will not receive any Contingent Coupons or any other payments in respect of any Observation Periods after the Call Settlement Date.  If JPMorgan Financial does not elect to call the Notes, you may be subject to the risk of decline of the Underlying, even though you are not able to participate in any potential appreciation of the Underlying.  As a result, the return on an investment in the Notes could be less than the return on a hypothetical direct investment in any Underlying.  In addition, if JPMorgan Financial does not elect to call the Notes and the Final Value is below the Downside Threshold, you will lose some or all of your principal amount and the overall return on the Notes may be less than the amount that would be paid on a conventional debt security of JPMorgan Financial of comparable maturity.

t
Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — You should be willing to hold your Notes to maturity.  If you are able to sell your Notes in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price of one share of the Underlying is above the Downside Threshold.  If by maturity the Notes have not been called, either JPMorgan Financial will repay you the full principal amount per Note, with or without the Contingent Coupon, or, if the Underlying closes below the Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline of the Underlying from the Initial Value to the Final Value.  This contingent repayment of principal applies only if you hold your Notes to maturity.

t
A Higher Contingent Coupon Rate and/or a Lower Coupon Barrier and/or Downside Threshold May Reflect Greater Expected Volatility of the Underlying, Which Is Generally Associated With a Greater Risk of Loss — Volatility is a measure of the degree of variation in the price of the Underlying over a period of time.  The greater the expected volatility of the Underlying at the time the terms of the Notes are set, the greater the expectation is at that time that the Underlying could close below the Coupon Barrier on any day during any Observation Period, resulting in the loss of one or more, or all, Contingent Coupon payments, or below the Downside Threshold on the Final Valuation Date, resulting in the loss of a significant portion or all of your principal at maturity.  In addition, the economic terms of the Notes, including the Contingent Coupon Rate, the Coupon Barrier and the Downside Threshold, are based, in part, on the expected volatility of the Underlying at the time the terms of the Notes are set, where a higher expected volatility will generally be reflected in a higher Contingent Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Coupon Barrier and/or a lower Downside Threshold as compared to otherwise comparable securities.  Accordingly, a higher Contingent Coupon Rate will generally be indicative of a greater risk of loss while a lower Coupon Barrier or Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of paying Contingent Coupon payments or returning your principal at maturity.  You should be willing to accept the downside market risk of the Underlying and the potential loss of some or all of your principal at maturity.

t
Call and Reinvestment Risk — JPMorgan Financial may, in its sole discretion, elect to call the Notes on any Observation End Date (other than the Final Valuation Date), regardless of the closing price of one share of the Underlying on that Observation End Date.  If JPMorgan Financial elects to call your Notes early, you will no longer have the opportunity to receive any Contingent Coupons after the applicable Call Settlement Date. The first Observation End Date, and the first potential date on which JPMorgan Financial may elect to call the Notes, occurs after approximately three months and therefore you may not have the opportunity to receive any Contingent Coupons after approximately three months.  In the event JPMorgan Financial elects to call the Notes, there is no guarantee that you would be able to reinvest the proceeds at a comparable return and/or with a comparable Contingent Coupon Rate for a similar level of risk.

It is more likely that JPMorgan Financial will elect to call the Notes prior to maturity when the expected interest payable on the Notes is greater than the interest that would be payable on other instruments issued by JPMorgan Financial of comparable maturity, terms and credit rating trading in the market.  The greater likelihood of JPMorgan Financial calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar Contingent Coupon Rate. JPMorgan Financial is less likely to call the Notes prior to maturity when the expected interest payable on the Notes is less than the interest that would be payable on other comparable instruments issued by JPMorgan Financial, which includes when the closing price of one share of the Underlying is less than the Coupon Barrier.  Therefore, the Notes are more likely to remain outstanding when the expected interest payable on the Notes is less than what would be payable on other comparable instruments and when your risk of not receiving a Contingent Coupon is relatively higher.
t
Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as the estimated value of the Notes.  In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.  In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

t
The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes — The estimated value of the Notes is only an estimate determined by reference to several factors.  The original issue price of the Notes exceeds the estimated value of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes.  See “The Estimated Value of the Notes” in this pricing supplement.

t
The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates — The estimated value of the Notes is determined by reference to internal pricing models of our affiliates when the terms of the Notes are set.  This estimated value of the Notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for the Notes that are greater than or less than the estimated value of the Notes.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions.  See “The Estimated Value of the Notes” in this pricing supplement.
t
The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Notes is based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes.  See “The Estimated Value of the Notes” in this pricing supplement.

t
The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances.  See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period.  Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).

t
Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes.  As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you.  See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.  See “— Lack of Liquidity” below.
t
Many Economic and Market Factors Will Impact the Value of the Notes — As described under “The Estimated Value of the Notes” in this pricing supplement, the Notes can be thought of as securities that combine a fixed-income debt component with one or more derivatives.  As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Notes at issuance and their value in the secondary market.  Accordingly, the secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of the Underlying, including:

t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the price of one share of the Underlying;
t	the time to maturity of the Notes;
t
whether the closing price of one share of the Underlying has been, or is expected to be, less than the Coupon Barrier on any day during any Observation Period and whether the Final Value is expected to be less than the Downside Threshold;

t	the dividend rates on the Underlying and the equity securities held by the Underlying;
t
the occurrence of certain events affecting the Underlying that may or may not require an adjustment to the closing price and the Share Adjustment Factor of the Underlying, including a merger or acquisition;

t	interest and yield rates in the market generally;
t
the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities held by the Underlying trade and the correlation among those rates and the price of the Underlying; and

t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.
t
Investing in the Notes Is Not Equivalent to Investing in the Underlying or the Equity Securities Composing the Underlying — Investing in the Notes is not equivalent to investing in the Underlying or the equity securities held by the Underlying. As an investor in the Notes, you will not have any ownership interest or rights in the Underlying or the equity securities held by the Underlying, such as voting rights, dividend payments or other distributions.

t
Your Return on the Notes Will Not Reflect Dividends on the Underlying or the Equity Securities Composing the Underlying — Your return on the Notes will not reflect the return you would realize if you actually owned the Underlying or the equity securities held by the Underlying and received the dividends on the Underlying or those equity securities. This is because the calculation agent will determine whether a Contingent Coupon is payable and will calculate the amount payable to you at maturity of the Notes by reference to the closing price of one share of the Underlying on the relevant day during the relevant Observation Period and the Final Valuation Date, respectively, without taking into consideration the value of dividends on the Underlying or the equity securities held by the Underlying.
t
No Affiliation with the Underlying or the Issuers of the Equity Securities Composing the Underlying — We are not affiliated with the Underlying or, to our knowledge, the issuers of the equity securities held by the Underlying. We have not independently verified the information about the Underlying or the issuers of the equity securities held by the Underlying contained in this pricing supplement. You should make your own investigation into the Underlying and the issuers of the equity securities held by the Underlying. We are not responsible for the public disclosure of information by the Underlying or the issuers of the equity securities held by the Underlying, whether contained in SEC filings or otherwise.

t
No Assurances That the Investment View Implicit in the Notes Will Be Successful — While the Notes are structured to provide for Contingent Coupons if the Underlying does not close below the Coupon Barrier on any day during the Observation Periods, we cannot assure you of the economic environment during the term or at maturity of your Notes.

t
Lack of Liquidity — The Notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.

t
Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and that may be revised at any time.  Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Underlying and could affect the price of the Underlying, and therefore the market value of the Notes.

t	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.
t
Potential JPMorgan Financial Impact on the Price of the Underlying — Trading or transactions by JPMorgan Financial or its affiliates in the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying may adversely affect the price of the Underlying and, therefore, the market value of the Notes.

Risks Relating to the Underlying
t
There Are Risks Associated with the Underlying — Although shares of the Underlying are listed for trading on a securities exchange and a number of similar products have been trading on a securities exchange for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlying or that there will be liquidity in the trading market.  The Underlying is subject to management risk, which is the risk that the investment strategies of the Underlying’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results.  These constraints could adversely affect the market price of the shares of the Underlying, and consequently, the value of the Notes.

t
The Performance and Market Value of the Underlying, Particularly During Periods of Market Volatility, May Not Correlate with the Performance of the Underlying’s Underlying Index as well as the Net Asset Value per Share — The Underlying does not fully replicate its Underlying Index (as defined under “The Underlying” below) and may hold securities different from those included in its Underlying Index.  In addition, the performance of the Underlying will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index.  All of these factors may lead to a lack of correlation between the performance of the Underlying and its Underlying Index.  In addition, corporate actions with respect to the equity securities underlying the Underlying (such as mergers and spin-offs) may impact the variance between the performances of the Underlying and its Underlying Index.  Finally, because the shares of the Underlying are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Underlying may differ from the net asset value per share of the Underlying.

During periods of market volatility, securities underlying the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying.  Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of shares of the Underlying may vary substantially from the net asset value per share of the Underlying.  For all of the foregoing reasons, the performance of the Underlying may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce any payment on the Notes.
♦
Non-U.S. Securities Risk —The equity securities held by the Underlying have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries.  Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

♦
The Securities Are Subject to Currency Exchange Risk — Because the prices of the equity securities held by the Underlying are converted into U.S. dollars for purposes of calculating the net asset value of the Underlying, holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Underlying trade.

Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Underlying denominated in each of those currencies.  If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Underlying will be adversely affected and any payment on the Securities may be reduced.  Of particular importance to potential currency exchange risk are:
t	existing and expected rates of inflation;
t	existing and expected interest rate levels;
t	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
t	political, civil or military unrest in the countries issuing those currencies and the United States; and
t	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.
All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.
t
Anti-Dilution Protection Is Limited — Although the calculation agent will adjust the closing price of one share of the Underlying for certain events affecting the Underlying, the calculation agent is not required to make an adjustment for every event that can affect the Underlying.  If an event occurs that does not require the calculation agent to adjust the closing price of one share of the Underlying, the market value of your Notes and any payment on the Notes may be materially and adversely affected.

Hypothetical Examples
The examples below illustrate the hypothetical payments on a Coupon Payment Date, upon an issuer-elected call or at maturity under different hypothetical scenarios for a $10.00 Note on an offering of the Notes linked to a hypothetical Underlying and assume an Initial Value of $100.00 and a Downside Threshold and Coupon Barrier of $75.00* (which is 75%* of the hypothetical Initial Value) and reflects the Contingent Coupon Rate of 2.00% per Observation Period.  The hypothetical Initial Value has been chosen for illustrative purposes only and does not represent the actual Initial Value.  The actual Initial Value and resulting Downside Threshold and Coupon Barrier of the Underlying are based on the closing price of one share of the Underlying on the Trade Date and as specified on the cover of this pricing supplement.  For historical data regarding the actual closing prices of one share of the Underlying, please see the historical information set forth under “The Underlying” in this pricing supplement.  We cannot predict the closing price of one share of the Underlying on any day during the term of the Notes, including on any day during any Observation Period or on the Final Valuation Date.  You should not take these examples as an indication or assurance of the expected performance of the Notes.  Numbers in the examples below have been rounded for ease of analysis.
Principal Amount:	$10.00
Term:	Approximately 22 months (unless earlier called)
Hypothetical Initial Value:	$100.00
Contingent Coupon Rate:	2.00% per Observation Period
Observation Periods/Observation End Dates:	As specified under “Observation Periods, Observation End Dates and Coupon Payment Dates” in this pricing supplement
Hypothetical Downside Threshold:	$75.00 (which is 75% of the hypothetical Initial Value)
Hypothetical Coupon Barrier:	$75.00 (which is 75% of the hypothetical Initial Value)

*
The actual value of any Contingent Coupon payments you will receive over the term of the Notes and the actual value of the payment upon an issuer-elected call or at maturity applicable to your Notes may be more or less than the amounts displayed in these hypothetical scenarios.

The examples below are hypothetical.  These examples are intended to illustrate (a) the effect of an issuer-elected call, (b) how the payment of a Contingent Coupon with respect to any Observation Period will depend on whether the closing price of one share of the Underlying is less than the Coupon Barrier on any day during that Observation Period, (c) how the value of the payment at maturity on the Notes will depend on whether the Final Value of the Underlying is less than the Downside Threshold and (d) how the total return on the Notes may be less than the total return on a direct investment in the Underlying in certain scenarios.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per $10.00 principal amount Note over the term of the Notes to the $10.00 initial issue price.
Example 1 — JPMorgan Financial Elects to Call the Notes on the First Observation End Date
Observation Period	Lowest Closing Price During Applicable Observation Period	Payment (per Note)
First Observation Period	$90.00	Issuer elects to call the Notes. Closing price above the Coupon Barrier on each day during Observation Period; Issuer pays Contingent Coupon of $0.20 on Call Settlement Date.
Total Payments (per $10.00 Note):		Payment on Call Settlement Date:	$10.20 ($10.00 + $0.20)
		Total:	$10.20
		Total Return:	2.00%
On the first Observation End Date, JPMorgan Financial elects to call the Notes. Because the closing price of one share of the Underlying is above the Coupon Barrier on each day during the first Observation Period, JPMorgan Financial will pay you on the Call Settlement Date $10.20 per $10.00 principal amount Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes.

Example 2 — Notes Are NOT Called and the Final Value Is Above the Downside Threshold
Observation Period	Lowest Closing Price During Applicable Observation Period	Final Value	Payment (per Note)
First Observation Period	$105.00	N/A	Notes NOT called at the election of the Issuer. Closing price above the Coupon Barrier on each day during Observation Period; Issuer pays Contingent Coupon of $0.20 on first Coupon Payment Date.
Second Observation Period	$80.00	N/A	Notes NOT called at the election of the Issuer. Closing price above the Coupon Barrier on each day during Observation Period; Issuer pays Contingent Coupon of $0.20 on second Coupon Payment Date.
Third Observation Period	$45.00	N/A
Notes NOT called at the election of the Issuer. Closing price below the Coupon Barrier on at least one day during Observation Period; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.

Fourth to Sixth Observation Periods	Below Coupon Barrier	N/A
Notes NOT called at the election of the Issuer.  Closing price below the Coupon Barrier on at least one day during Observation Period; Issuer DOES NOT pay Contingent Coupon on any of the fourth to sixth Coupon Payment Dates.

Seventh Observation Period (the final Observation Period)	$80.00	$85.00
Notes NOT callable.  Final Value above the Downside Threshold and closing price above the Coupon Barrier on each day during Observation Period; Issuer repays principal plus pays Contingent Coupon of $0.20 on Maturity Date.

Total Payments (per $10.00 Note):			Payment at Maturity:	$10.20 ($10.00 + $0.20)
			Prior Contingent Coupons:	$0.40 ($0.20 × 2)
			Total:	$10.60
			Total Return:	6.00%
In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity.  Because the Final Value of is greater than or equal to the Downside Threshold and the closing price of one share of the Underlying is greater than or equal to the Coupon Barrier on each day during the final Observation Period, JPMorgan Financial will pay you on the Maturity Date $10.20 per $10.00 principal amount Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.
In addition, because the closing price of one share of the Underlying was greater than or equal to the Coupon Barrier on each day during the first and second Observation Periods, JPMorgan Financial will pay the Contingent Coupon of $0.20 on the first and second Coupon Payment Dates.  However, because the closing price of one share of the Underlying was less than the Coupon Barrier on at least one day during each of the third through sixth Observation Periods, JPMorgan Financial will not pay any Contingent Coupon on the Coupon Payment Date following each of the applicable Observation Periods.  Accordingly, JPMorgan Financial will have paid a total of $10.60 per $10.00 principal amount Note for a 6% total return over the approximately 22 month term of the Notes.

Example 3 — Notes Are NOT Called and the Final Value Is Above The Downside Threshold
Observation Period	Lowest Closing Price During Applicable Observation Period	Final Value	Payment (per Note)
First Observation Period	$105.00	N/A	Notes NOT called at the election of the Issuer. Closing price above the Coupon Barrier on each day during Observation Period; Issuer pays Contingent Coupon of $0.20 on first Coupon Payment Date.
Second Observation Period	$80.00	N/A	Notes NOT called at the election of the Issuer. Closing price above the Coupon Barrier on each day during Observation Period; Issuer pays Contingent Coupon of $0.20 on second Coupon Payment Date.
Third Observation Period	$60.00	N/A
Notes NOT called at the election of the Issuer. Closing price below the Coupon Barrier on at least one day during Observation Period; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.

Fourth to Sixth Observation Periods	Below Coupon Barrier	N/A
Notes NOT called at the election of the Issuer.  Closing price below the Coupon Barrier on at least one day during Observation Period; Issuer DOES NOT pay Contingent Coupon on any of the fourth to sixth Coupon Payment Dates.

Seventh Observation Period (the final Observation Period)	$60.00	$80.00
Notes NOT callable.  Final Value above the Downside Threshold but closing price below the Coupon Barrier on at least one day during Observation Period; Issuer repays principal but does not pay Contingent Coupon.

Total Payments (per $10.00 Note):			Payment at Maturity:	$10.00
			Prior Contingent Coupons:	$0.40 ($0.20 × 2)
			Total:	$10.40
			Total Return:	4.00%
In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity.  Because the Final Value is greater than or equal to the Downside Threshold but the closing price of one share of the Underlying is less than the Coupon Barrier on at least one day during the final Observation Period, JPMorgan Financial will pay you on the Maturity Date $10.00 per $10.00 principal amount Note, which is equal to your principal amount, but JPMorgan Financial will not pay any Contingent Coupon on the Maturity Date.
In addition, because the closing price of one share of the Underlying was greater than or equal to the Coupon Barrier on each day during the first and second Observation Periods, JPMorgan Financial will pay the Contingent Coupon of $0.20 on the first and second Coupon Payment Dates.  However, because the closing price of one share of the Underlying was less than the Coupon Barrier on at least one day during each of the third through sixth Observation Periods, JPMorgan Financial will not pay any Contingent Coupon on the Coupon Payment Date following each of the applicable Observation Periods. Accordingly, JPMorgan Financial will have paid a total of $10.40 per $10.00 principal amount Note for a 4.00% total return over the approximately 22 month term of the Notes.

Example 4 — Notes Are NOT Called and the Final Value Is Below The Downside Threshold
Observation Period	Lowest Closing Price During Applicable Observation Period	Final Value	Payment (per Note)
First Observation Period	$30.00	N/A
Notes NOT called at the election of the Issuer.  Closing price below the Coupon Barrier on at least one day during Observation Period; Issuer DOES NOT pay Contingent Coupon on first Coupon Payment Date.

Second Observation Period	$45.00	N/A
Notes NOT called at the election of the Issuer.  Closing price below the Coupon Barrier on at least one day during Observation Period; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.

Third Observation Period	$55.00	N/A
Notes NOT called at the election of the Issuer. Closing price below the Coupon Barrier on at least one day during Observation Period; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.

Fourth to Sixth Observation Periods	Below Coupon Barrier	N/A
Notes NOT called at the election of the Issuer.  Closing price below the Coupon Barrier on at least one day during Observation Period; Issuer DOES NOT pay Contingent Coupon on any of the fourth to sixth Coupon Payment Dates.

Seventh Observation Period (the final Observation Period)	$45.00	$45.00
Notes NOT callable.  Final Value below the Downside Threshold; Issuer DOES NOT pay Contingent Coupon on Maturity Date, and Issuer will repay less than the principal amount resulting in a loss proportionate to the decline of the Underlying.

Total Payments (per $10.00 Note):		Payment at Maturity:	$4.50
		Prior Contingent Coupons:	$0.00
		Total:	$4.50
		Total Return:	-55.00%
In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity.  Because the Final Value is less than the Downside Threshold on the Final Valuation Date and the Underlying Return is -55%, at maturity, JPMorgan Financial will pay you a total of $4.50 per $10.00 principal amount.
$10.00 × (1 + Underlying Return)
In addition, because the closing price of one share of the Underlying is less than the Coupon Barrier on at least one day during each Observation Period, JPMorgan Financial will not pay any Contingent Coupons over the term of the Notes.  Accordingly, JPMorgan Financial will have paid a total of $4.50 per $10.00 principal amount Note, for a -55.00% total return over the approximately 22 month term of the Notes.

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower

The Underlying
The iShares® MSCI EAFE ETF is an exchange-traded fund of iShares® Trust, a registered investment company, which seeks to track the investment results, before fees and expenses, of an index composed of large- and mid-capitalization developed market equities, excluding the United States and Canada, which we refer to as the Underlying Index with respect to the iShares® MSCI EAFE ETF. The Underlying Index for the iShares® MSCI EAFE ETF is currently the MSCI EAFE® Index.  The MSCI EAFE® Index is a free float-adjusted market capitalization index intended to measure the equity market performance of the developed equity markets in Europe, Asia, Australia and New Zealand. For additional information about the iShares® MSCI EAFE ETF, see “Fund Descriptions — The iShares® ETFs” in the accompanying underlying supplement.
Historical Information
The following table sets forth the quarterly high and low closing prices of one share of the Underlying, based on daily closing prices of one share of the Underlying as reported by the Bloomberg Professional® service (“Bloomberg”), without independent verification.  This information given below is for the four calendar quarters in each of 2011, 2012, 2013, 2014 and 2015 and the first and second calendar quarters of 2016.  Partial data is provided for the third calendar quarter of 2016.  The closing price of one share of the Underlying on September 28, 2016 was $59.41.  We obtained the closing prices of one share of the Underlying above and below from Bloomberg, without independent verification.  The closing prices may have been adjusted by Bloomberg for certain actions, such as stock splits.  You should not take the historical prices of one share of the Underlying as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2011	3/31/2011	$61.91	$55.31	$60.09
4/1/2011	6/30/2011	$63.87	$57.10	$60.14
7/1/2011	9/30/2011	$60.80	$46.66	$47.75
10/1/2011	12/31/2011	$55.57	$46.45	$49.53
1/1/2012	3/31/2012	$55.80	$49.15	$54.90
4/1/2012	6/30/2012	$55.51	$46.55	$49.96
7/1/2012	9/30/2012	$55.15	$47.62	$53.00
10/1/2012	12/31/2012	$56.88	$51.96	$56.82
1/1/2013	3/31/2013	$59.89	$56.90	$58.98
4/1/2013	6/30/2013	$63.53	$57.03	$57.38
7/1/2013	9/30/2013	$65.05	$57.55	$63.79
10/1/2013	12/2/2013	$67.06	$62.71	$67.06
1/1/2014	3/31/2014	$68.03	$62.31	$67.17
4/1/2014	6/30/2014	$70.67	$66.26	$68.37
7/1/2014	9/30/2014	$69.25	$64.12	$64.12
10/1/2014	12/31/2014	$64.51	$59.53	$60.84
1/1/2015	3/31/2015	$65.99	$58.48	$64.17
4/1/2015	6/30/2015	$68.42	$63.49	$63.49
7/1/2015	9/30/2015	$65.46	$56.25	$57.32
10/1/2015	12/31/2015	$62.06	$57.50	$58.75
1/1/2016	3/31/2016	$57.80	$51.38	$57.13
4/1/2016	6/30/2016	$59.87	$52.64	$55.81
7/1/2016	9/28/2016*	$59.86	$54.44	$59.41

*
As of the date of this pricing supplement, available information for the third calendar quarter of 2016 includes data for the period from July 1, 2016 through September 28, 2016.  Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2016.

The graph below illustrates the daily performance of the Underlying from January 3, 2006 through September 28, 2016, based on information from Bloomberg, without independent verification.  The dotted line represents the Downside Threshold and Coupon Barrier of $44.56, equal to 75% of the closing price of one share of the Underlying on September 28, 2016.
Past performance of the Underlying is not indicative of the future performance of the Underlying.

Supplemental Plan of Distribution
We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.
Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.
We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.
We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the fifth business day following the Trade Date of the Notes (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the Trade Date or the succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.
The Estimated Value of the Notes
The estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Notes.  The estimated value of the Notes does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the Notes is based on, among other things, our and our affiliates’ view of the funding values of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  For additional information, see “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.  The value of the derivative or derivatives underlying the economic terms of the Notes is derived from internal pricing models of our affiliates.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, the estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.
The estimated value of the Notes is lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes.  These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes.  See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.
Secondary Market Prices of the Notes
For information about factors that will impact any secondary market prices of the Notes, see “Key Risks — Risks Relating to the Notes Generally — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to four months.  The length of any such initial period reflects secondary market volumes for the Notes, the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by our affiliates.  See “Key Risks — Risks Relating to the Notes Generally — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.
Supplemental Use of Proceeds
The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes.  See “Hypothetical Examples” in this pricing supplement for an illustration of the risk-return profile of the Notes and “The Underlying” in this pricing supplement for a description of the market exposure provided by the Notes.
The original issue price of the Notes is equal to the estimated value of the Notes plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.

Validity of the Notes and the Guarantee
In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the Notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2016, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2016.